EXHIBIT H

SECOND AMENDMENT

SECOND AMENDMENT, dated as of May 19, 2004 (this “Second Amendment”), to the Credit Agreement, dated as of June 17, 2003 (as amended by the First Amendment to the Credit Agreement, dated as of December 22, 2003, and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MAGELLAN MIDSTREAM HOLDINGS, L.P. (f/k/a WEG Acquisitions, L.P.), a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), LEHMAN BROTHERS INC., as exclusive advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, loans to the Borrower;

WHEREAS, Borrower has requested certain amendments to the Credit Agreement as more fully set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms and subject to the conditions contained in this Second Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2. Amendments to Section 1.1. (a) The definition of “Applicable Margin”, “Consolidated EBITDA”, “Consolidated Total Debt”, “Excess Cash Flow”, “Existing Lenders”, “Existing Loans”, “Loan”, “Loan Percentage”, “Offering Period”, “Offering Termination Date”, “Required Lenders” and “Waiver Agreements” contained in Section 1.1 of the Credit Agreement are hereby amended in their respective entireties to read as follows:

“Applicable Margin”: (a) with respect to the Existing Loans, the rate per annum set forth in the Credit Agreement immediately prior to giving effect to the Second Amendment and (b) for each Type of Tranche B Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Loans
1.75%	2.75%

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary non-cash expenses or losses, (f) any extraordinary, unusual or non-recurring cash income or gains to the extent not included in Consolidated Net Income for such period and (g) any expenses in respect of long term employee incentive compensation payments and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the Statement of Consolidated Net Income, all as determined on a consolidated basis and (c) any amount paid by WEG in cash during the first fiscal quarter of the Reference Period ending prior to such period in respect of long term employee incentive compensation, to the extent that the amount of such cash has not been replaced as of the last day of such period through the sale by WEG of additional equity. For the purposes of calculating Consolidated EBITDA for the fiscal quarter in which the Acquisition occurs and thereafter, adjustments shall be made to income and expenses as set forth on Schedule 1.1. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination required by Sections 2.7(b), 6.6(c) and 7(l), (i) if at any time during such Reference Period, WEG or any of its Subsidiaries shall have made any Disposition other than in the ordinary course, the Consolidated EBITDA of WEG for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period, WEG or any of its Subsidiaries shall have made an asset acquisition other than in the ordinary course, Consolidated EBITDA of WEG and its Subsidiaries for such Reference Period shall be calculated after giving pro forma effect thereto as if such asset acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period, any Unrestricted Subsidiary other than MPL shall consummate a Permitted Acquisition with the proceeds of Specified Acquisition Indebtedness, Consolidated EBITDA of WEG and its Subsidiaries for such period shall be calculated without giving effect (on a pro forma basis or otherwise) to such Permitted Acquisition until the earlier of the maturity of such Specified Acquisition Indebtedness or the refinancing or termination thereof.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of any Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated Total Debt for any Reference Period pursuant to any determination required by 2.7(b), Section 6.6(c) or 7(l), if during such Reference Period, any Unrestricted Subsidiary other than MPL shall consummate a Permitted Acquisition with the proceeds of Specified Acquisition Indebtedness, Consolidated Total Debt of WEG and its Subsidiaries for such period shall be calculated without giving effect (on a pro forma basis or otherwise) to such Specified Acquisition Indebtedness until the earlier of the maturity of such Specified Acquisition Indebtedness or the refinancing or termination thereof.

“Excess Cash Flow”: for any fiscal quarter of the Borrower, the difference, if any, of (a) Borrower Free Cash Flow for such fiscal quarter minus (b) the sum, without duplication, of (i) the aggregate amount of all regularly scheduled principal payments and any optional prepayments, in either case, made in respect of the Loans during such fiscal quarter, but, with respect to fiscal quarter ending June 30, 2004, including any scheduled principal payments made on the Existing Loans during such fiscal quarter, but without taking into account the prepayment of the Existing Loans on the Second Amendment Effective Date, (ii) Interest Expense of the Borrower accrued during such fiscal quarter, (iii) any amounts paid in cash by the Borrower during such fiscal quarter in respect of Tax Distributions and (iv) the aggregate amount of any Capital Expenditures made by the Borrower during such fiscal quarter.

“Existing Lenders”: the several banks and other financial institutions or entities party to this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Existing Loans”: the loans made by the Existing Lenders to the Borrower on the First Amendment Effective Date pursuant to Section 2.1 of this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Loan”: the Tranche B Loan.

“Loan Percentage”: the Tranche B Loan Percentage.

“Offering Period”: the period from and including the Second Amendment Effective Date to, but excluding, the Offering Termination Date.

“Offering Termination Date”: September 30, 2004.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Second Amendment Effective Date, the aggregate unpaid principal amount of the Existing Loans then outstanding and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Waiver Agreements”: collectively, (i) the Third Amendment to Credit Agreement, entered into on or before the Closing Date by the lenders to the Williams OLP Credit Agreement and by Bank of America, as administrative agent under the Williams OLP Credit Agreement and (ii) Amendment No. 1 to Note Purchase Agreement, entered into on or before the

Closing Date by the holders parties to the MPL Note Purchase Agreement, in each case entered into in connection with the Acquisition and relating to the Williams OLP Credit Agreement and the MPL Note Purchase Agreement, respectively.

(b) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“MPL”: Magellan Pipeline Company, LLC (f/k/a Williams Pipe Line Company, LLC), a Delaware limited liability company.

“MPL Note Purchase Agreement”: the Note Purchase Agreement, dated as of October 1, 2002, entered into by MPL, WEG and the General Partner in connection with the issuance of up to $540,000,000 of Floating Rate Series A Senior Secured Notes due October 7, 2007 and Fixed Rate Series B Senior Secured Notes due October 7, 2007, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and is in effect on, the Second Amendment Effective Date, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders. In the event that the note purchase agreement described in the preceding sentence shall have been amended and restated by a note purchase agreement substantially in the form of Exhibit C to the Second Amendment, with such changes as the Administrative Agent shall deem satisfactory, then this definition of MPL Note Purchase Agreement shall apply to such amended and restated note purchase agreement, together with all instruments, security documents and other agreements entered into in connection therewith, without giving effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved by the Required Lenders, and not to the note purchase agreement described in the preceding sentence.

“New WEG Credit Agreement”: the Credit Agreement, dated as of August 6, 2003 (as amended by the First Amendment to the Credit Agreement, dated as of December 22, 2003), among Magellan Midstream Partners, L.P. (f/k/a Williams Energy Partners L.P.), the several lenders from time to time parties thereto, Lehman Brothers Inc., as sole advisor and sole bookrunner, Lehman Brothers Inc. and Bank of America Securities, LLC, as joint lead arrangers, Bank of America, N.A., as syndication agent, and Lehman Commercial Paper Inc., as administrative agent, as the same shall have been amended, supplemented or otherwise modified on or prior to, and is in effect on, the Second Amendment Effective Date, without giving effect to any subsequent amendment, supplement, or other modification thereto or termination thereof not approved by the Required Lenders. In the event that the credit agreement described in the preceding sentence shall have been substituted with a credit agreement substantially in the form of Exhibit B to the Second Amendment, with such changes as the Administrative Agent shall deem satisfactory, then this definition of New WEG Credit Agreement shall apply to such substituted credit agreement, without giving effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved by the Required Lenders, and not to the credit agreement described in the preceding sentence.

“New WEG Indenture”: as defined in Section 9.20.

“Permitted Acquisition”: the acquisition by WEG or any of its Subsidiaries of all of the Capital Stock of, or substantially all of the assets constituting a business unit of, any other Person.

“Second Amendment”: the Second Amendment, dated as of May 19, 2004, to this Agreement.

“Second Amendment Effective Date”: as defined in Section 22 of the Second Amendment, which date is May 19, 2004.

“Specified Acquisition Indebtedness”: any Indebtedness incurred by any Unrestricted Subsidiary (as defined in the New WEG Credit Agreement) other than MPL in order to finance Permitted Acquisitions, which Indebtedness has a maturity date equal to or less than 365 days from the date of incurrence thereof (but not any refinancing thereof).

“Tranche B Commitment”: as to any Tranche B Lender, the obligation of such Tranche B Lender to make a Tranche B Loan to the Borrower hereunder on the Second Amendment Effective Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Commitment” opposite such Tranche B Lender’s name on Schedule 1 to the Tranche B Lender Addendum delivered by such Tranche B Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Tranche B Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Commitments is $144,176,756.77.

“Tranche B Lender Addendum”: a Tranche B Lender Addendum, substantially in the form of Exhibit A to the Second Amendment, to be executed and delivered by such Tranche B Lender on the Second Amendment Effective Date as provided in Section 22(c) of the Second Amendment.

“Tranche B Lender”: each Lender that has a Tranche B Commitment or that holds a Tranche B Loan.

“Tranche B Loan”: as defined in Section 2.1.

“Tranche B Loan Percentage”: as to any Tranche B Lender at any time, the percentage which such Tranche B Lender’s Tranche B Commitment then constitutes of the aggregate Tranche B Commitments (or, at any time after the Second Amendment Effective Date, the percentage which the aggregate principal amount of such Tranche B Lender’s Tranche B Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Loans then outstanding).

“Unrestricted Subsidiary”: as defined in Section 1.1 of the New WEG Credit Agreement.

“Williams OLP Credit Agreement”: the Credit Agreement, dated as of February 6, 2001, among Williams OLP, L.P., a Delaware limited partnership and a wholly-owned subsidiary of WEG, Bank of America, N.A., as administrative agent, Lehman Commercial Paper Inc., as syndication agent, Suntrust Bank, as documentation agent, and the lenders party thereto. For the avoidance of doubt, the Williams OLP Credit Agreement is no longer in effect.

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety: “Existing Credit Agreement” and “Existing Note Purchase Agreement”.

SECTION 3. Amendment to Section 2.1. Section 2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

Subject to the terms and conditions hereof, the Tranche B Lenders severally agree to make loans (each, a “Tranche B Loan”) to the Borrower on the Second Amendment Effective Date in a principal amount for each Tranche B Lender not to exceed the amount of the Tranche B Commitment of such Tranche B Lender. The Tranche B Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined and notified to the Administrative Agent in accordance with Sections 2.2 and 2.3.

SECTION 4. Amendment to Section 2.2. Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

Procedure for Borrowing. (a) The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Second Amendment Effective Date) requesting that the Lenders make the Tranche B Loans on the Second Amendment Effective Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Tranche B Lender thereof. Not later than 12:00 Noon, New York City time, on the Second Amendment Effective Date, each Tranche B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Loan or Tranche B Loans to be made by such Tranche B Lender; provided, however, that, at the option of each Tranche B Lender that is an Existing Lender immediately prior to giving effect to this Amendment, all or a portion of the aggregate amount of Existing Loans of such Tranche B Lender may be converted to Tranche B Loans and applied toward satisfaction of the foregoing funding requirement. Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche B Lenders to prepay the Existing Loans outstanding on such date.

(b) Notwithstanding anything to the contrary in the Credit Agreement, the Interest Period in effect on the Second Amendment Effective Date in respect of the Existing Loans that are being converted to Tranche B Loans on the Second Amendment Effective Date (the “Current Interest Period”) will continue to be in effect for such Loans following the Second Amendment Effective Date, and the initial Interest Period of any new Tranche B Loan funded on the Second Amendment Effective Date will end on the last day of the Current Interest Period.

(c) Any Lender that has converted some but not all of its Existing Loans to Tranche B Loans on the Second Amendment Effective Date shall be indemnified by the Borrower, with respect to the portion of the Existing Loans not converted to Tranche B Loans, as provided in Section 2.16 of the Credit Agreement, which indemnity amounts shall be paid to each such Lender on the Second Amendment Effective Date; provided, however, if a Lender converts all of its Existing Loans to an equivalent amount of Tranche B Loans on the Second Amendment Effective Date, the indemnification provided in Section 2.16(c) of the Credit Agreement shall not apply to such Lender on the Second Amendment Effective Date.

SECTION 5. Amendments to Section 2.3. Section 2.3(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) The Tranche B Loan of each Tranche B Lender shall mature in 18 consecutive installments, commencing on May 20, 2004, each of which shall be in an amount equal to such Tranche B Lender’s Tranche B Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of the Tranche B Loans on the Second Amendment Effective Date:

Installment	Percentage
May 20, 2004 August 20, 2004 November 20, 2004 February 20, 2005 May 20, 2005 August 20, 2005 November 20, 2005 February 20, 2006 May 20, 2006 August 20, 2006 November 20, 2006 February 20, 2007 May 20, 2007 August 20, 2007 November 20, 2007 February 20, 2008 May 20, 2008	0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25

Installment	Percentage
June 17, 2008	95.75

SECTION 6. Amendment to Section 2.4. Section 2.4(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Second Amendment Effective Date or the making of the Tranche B Loans on the Second Amendment Effective Date.

SECTION 7. Amendment to Section 2.7. Section 2.7(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Unless the Required Lenders and the Borrower shall otherwise agree and except as set forth in the proviso below, if on any date the Borrower shall receive Net Cash Proceeds from any sale by the Borrower of any Common Units (including any Common Units arising from the conversion of Class B Units or Subordinated Units into Common Units), Subordinated Units or Class B Units or from any redemption by WEG of any Acquired Interests, subject to the provisions of Section 2.13(c), on the third Business Day after receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to 50% of such Net Cash Proceeds (or such greater percentage thereof as is required to cause the Loan to Value Ratio, after giving effect thereto, not to exceed 1.00 to 2.00); provided, that if on any date during the Offering Period, the Borrower shall receive Net Cash Proceeds from the offering and sale of up to 3,000,000 Common Units at a price of not less than $46.00 per Common Unit, subject to the provisions of Section 2.13(c), on the third Business Day after receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to 25% of any such Net Cash Proceeds (or such greater percentage thereof as is required to cause the Loan to Value Ratio, after giving effect thereto, not to exceed 1.00 to 2.00). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

SECTION 8. Amendment to Section 3.8. Section 3.8 of the Credit Agreement is hereby amended in its entirety to read as follows:

Ownership of Property; Liens. Each of the Borrower and its Subsidiaries owns valid and defensible title to, or holds a valid leasehold interest in, or a right-of-way or easement through, all real property used or necessary for the conduct of the business of the Borrower and its Subsidiaries as it is presently conducted, except to the extent that the failure to own valid and defensible title to, or to hold a valid leasehold interest in, or right of way or easement through, all such real property could not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of its other Property (excluding Intellectual Property), and all of its Property (excluding Intellectual Property) is owned or leased free and clear of all Liens, except Permitted Liens and Liens permitted by Section 9.3 of the MPL Note Purchase Agreement and Section 6.02 of the New WEG Credit Agreement. Notwithstanding the foregoing, with respect to rights-of-way and easements, the Borrower represents only that each of the Borrower and its Subsidiaries has sufficient title thereto to enable it to conduct its business as presently conducted.

SECTION 9. Amendment to Section 3.9. Section 3.9 of the Credit Agreement is hereby amended in its entirety to read as follows:

Intellectual Property. Except as would not be likely to have a Material Adverse Effect, the Borrower and its Subsidiaries own all rights, titles and interests in and to, or have a valid and enforceable license or other right of use to use lawfully, all Intellectual Property used by each of the Borrower and its Subsidiaries in connection with its business, free and clear of all Liens, except Permitted Liens and liens permitted by Section 9.3 of the MPL Note Purchase Agreement and Section 6.02 of the New WEG Credit Agreement. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is infringing or otherwise violating the Intellectual Property of any Person. To the knowledge of the Borrower, no person has infringed or otherwise violated the Intellectual Property of the Borrower or any of its Subsidiaries. The consummation of the transactions contemplated by the Acquisition, the Equity Investment and the Loan Documents will not alter, impair or extinguish any Intellectual Property of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, there are no agreements, judicial orders or settlement agreements which limit or restrict the Borrower’s or any of its Subsidiaries’ rights to use any Intellectual Property in the business of the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property.

SECTION 10. Amendment to Section 3.16. Section 3.16 of the Credit Agreement is hereby amended in its entirety to read as follows:

Use of Proceeds. The proceeds of the Tranche B Loans shall be used to prepay the Existing Loans outstanding on the Second Amendment Effective Date.

SECTION 11. Amendment to Section 3.21. Section 3.21 of the Credit Agreement is hereby amended in its entirety to read as follows:

Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of all of the Transaction Documents, the New WEG Credit Agreement and the MPL Note Purchase Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 12. Amendments to Section 4.1. (a) Section 4.1(b)(i)(F) of the Credit Agreement is hereby amended in its entirety to read as follows:

(F)	The requisite lenders parties to the Williams OLP Credit Agreement and the requisite holders parties to the MPL Note Purchase Agreement shall have executed and delivered the Waiver Agreements, as applicable, in form and substance reasonably satisfactory to the Administrative Agent; and.

(b) Section 4.1(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) Related Agreements. The Administrative Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the Williams OLP Credit Agreement and the MPL Note Purchase Agreement, (ii) the Transaction Documents and (iii) such other documents or instruments as may be reasonably requested by the Administrative Agent.

SECTION 13. Amendment to Section 5.2. Section 5.2(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) no later than 5 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Transaction Document, the New WEG Credit Agreement, the MPL Note Purchase Agreement or the New WEG Indenture.

SECTION 14. Amendment to Section 6.1. Section 6.1(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c) Intentionally Omitted.

SECTION 15. Amendment to Section 6.14. Section 6.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

Limitation on Restrictions on General Partner Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the General Partner to (a) make Restricted Payments in respect of the Capital Stock of the General Partner held by, or pay any Indebtedness owed to, the Borrower, (b) make Investments in the Borrower or (c) transfer any of its assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions existing in the WEG Partnership Agreement, the General Partner LLC Agreement, the New WEG Credit Agreement, the MPL Note Purchase Agreement or the New WEG Indenture.

SECTION 16. Amendments to Section 7. (a) Section 7(e) of the Credit Agreement is hereby amended in its entirety to read as follows:

(e) The Borrower or the Borrower GP shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(b) Section 7(l) of the Credit Agreement is hereby amended in its entirety to read as follows:

(l) At the time the Borrower or any of its Subsidiaries incurs any Indebtedness, and after giving pro forma effect to the incurrence of such Indebtedness, the WEG Consolidated Net Leverage Ratio shall equal or exceed 4.75 to 1.00; or

(c) Section 7(m) of the Credit Agreement is hereby amended in its entirety to read as follows:

(m) The General Partner, WEG or any of their respective Subsidiaries shall default in the observance or performance of any covenant or agreement contained in any loan agreement, mortgage, indenture or instrument (including the New WEG Credit Agreement, the MPL Note Purchase Agreement or the New WEG Indenture) under which there may be issued or by which there may be secured or evidenced any Indebtedness (including any Guarantee Obligation) by WEG or any of its Subsidiaries, whether such Indebtedness now exists or is created after the date of this Agreement, which default has caused or resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity (or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable) or to become subject to a mandatory offer to purchase by the obligor under any such loan agreement, mortgage, indenture or instrument and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such

Indebtedness the maturity of which has been so accelerated, aggregates to $10,000,000 or more; or

(d) Section 7(n) of the Credit Agreement is hereby amended in its entirety to read as follows:

(n) WEG or any of its Subsidiaries shall, unless the Required Lenders shall have otherwise agreed, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) any of the terms and conditions of the New WEG Credit Agreement, the MPL Note Purchase Agreement or the New WEG Indenture in any respect materially adverse to the Agents or the Lenders; or

SECTION 17. Amendment to Section 9.20. (a) Section 9.20 of the Credit Agreement is hereby amended in its entirety to read as follows:

9.20 Substitution, Amendment and Addition of Certain Agreements. The parties hereto acknowledge that the Borrower, WEG and MPL are in negotiations with (a) a syndicate of financial institutions in order to replace the New WEG Credit Agreement with a credit agreement substantially in the form of Exhibit B to the Second Amendment, (b) the holders of the senior secured notes issued pursuant to the MPL Note Purchase Agreement in order to amend and restate the MPL Note Purchase Agreement with a note purchase agreement substantially in the form of Exhibit C to the Second Amendment and (c) a group of financial institutions and underwriters in connection with the issuance of new senior notes by WEG pursuant to a new indenture and related supplemental indenture (together, and as further defined in clause (iii) below, the “New WEG Indenture”) substantially in the forms of Exhibit D-1 and D-2, respectively, to the Second Amendment. Upon the execution and delivery of such new credit agreement, such amendment and restated note purchase agreement and/or such New WEG Indenture (including the issuance of the senior notes thereunder), as the case may be, by the parties thereto in substantially the forms attached as exhibits to the Second Amendment, with such changes as the Administrative Agent shall deem satisfactory, (i) such new credit agreement shall be substituted for the New WEG Credit Agreement, the definition of “New WEG Credit Agreement” shall refer to such substituted credit agreement, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect on, the date of substitution, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders and the Borrower shall become subject to the provisions contained in such substituted credit agreement as they relate to this Agreement and the other Loan Documents, (ii) such amended and restated note purchase agreement shall be substituted for the MPL Note Purchase Agreement, the definition of “MPL Note Purchase Agreement” shall refer to such amended and restated note purchase agreement, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect on, the date of amendment and restatement, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders and the Borrower shall become subject to the provisions contained in such amended and restated note purchase agreement as they relate to this Agreement and the other Loan Documents and (iii) such New WEG Indenture shall be deemed approved and accepted by the Required Lenders, the definition of “New WEG Indenture” shall become operative and refer to the New WEG Indenture, together with all instruments, security documents and other agreements entered into in connection therewith, as the same shall have been amended, supplemented or otherwise modified on or prior to, and as in effect on, the date of effectiveness, without giving any effect to any subsequent amendment, supplement or other modification thereto or termination thereof not approved to by the Required Lenders, and the Borrower shall become subject to the provisions contained in the New WEG Indenture as they relate to this Agreement and the other Loan Documents. If the Borrower, WEG and/or MPL are unsuccessful with (x) the substitution of the credit agreement, the definition of “New WEG Credit Agreement” shall not be changed, such new credit agreement shall not be substituted for the New WEG Credit Agreement and the Borrower shall continue to be subject to the provisions contained in the New WEG Credit Agreement as they relate to this Agreement and the other Loan Documents, (y) the amendment and restatement of the note purchase agreement, the definition of “MPL Note Purchase Agreement” shall not be changed, such amended and restated note purchase agreement shall not be substituted for the MPL Note Purchase Agreement and the Borrower shall continue to be subject to the provisions contained in the MPL Note Purchase Agreement as they relate to this Agreement and the other Loan Documents, or (z) the issuance of the senior notes pursuant to a new indenture and indenture supplement, the definition of “New WEG Indenture” and any provisions in this Agreement and the other Loan Documents relating thereto shall not become operative.

SECTION 18. Amendment to Section 9. Section 9 of the Credit Agreement is hereby amended by inserting the following new Section 9.21 following Section 9.20:

9.21 Separateness. The Lenders acknowledge (i) the separateness of the Borrower, the General Partner and WEG from each other and from other Persons, (ii) that the lenders and noteholders under the New WEG Credit Agreement, the MPL Note Purchase Agreement and the New WEG Indenture have likely advanced, or will likely advance, funds thereunder in reliance upon the separateness of the Borrower, the General Partner and WEG from each other and from other Persons, (iii) that each of the Borrower, the General Partner and WEG have assets and liabilities that are separate from those of each other and from those of other Persons, (iv) that the Obligations owing under the Loan Documents are obligations and liabilities of the Borrower only and are not the obligations or liabilities of the General Partner, WEG or any of their respective Subsidiaries, and have not been guaranteed by the General Partner, WEG or any of their respective Subsidiaries, and (v) that the Lenders shall look solely to the Borrower and its

Property for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any Obligations owing to the Lenders under the Loan Documents and that none of the General Partner, WEG or any of their respective Subsidiaries shall be personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.

SECTION 19. Amendment to Schedule 1.1. Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety and replaced with a new Schedule 1.1 to the Credit Agreement attached as Schedule 1 to this Second Amendment.

SECTION 20. Amendment to Schedule 3.22. Schedule 3.22 to the Credit Agreement is hereby deleted in its entirety and replaced with a new Schedule 3.22 to the Credit Agreement attached as Schedule 2 to this Second Amendment.

SECTION 21. Joinder. From and after the Second Amendment Effective Date, each Tranche B Lender executing and delivering a Tranche B Addendum in the form of Exhibit A hereto shall become a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the other provisions thereof.

SECTION 22. Conditions to Effectiveness. This Second Amendment shall become effective upon the date (the “Second Amendment Effective Date”) on which the Administrative Agent shall have received:

(a) this Second Amendment, executed and delivered by a duly authorized officer of the Borrower;

(b) written consents to the execution of this Second Amendment (“Lender Consent Letters”) from Lenders constituting the Required Lenders;

(c) a Tranche B Lender Addendum executed and delivered by each Tranche B Lender and accepted by the Borrower;

(d) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Second Amendment Effective Date) of each of (i) Vinson & Elkins L.L.P., counsel to the Borrower and (ii) Lonny Townsend, general counsel of the Borrower, in each case, covering such matters relating to the Borrower, the Loan Documents and this Second Amendment as the Administrative Agent shall reasonably request;

(e) all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Second Amendment Effective Date;

(f) subject to Section 2.2 of the Credit Agreement, as amended hereby, satisfactory evidence that the outstanding principal amount of, and all accrued and unpaid interest and other amounts due and payable on, the Existing Loans shall have been paid in full with the proceeds of the Tranche B Loans or by the Borrower;

(g) a copy of the resolutions of the Board of Managers of the Borrower GP, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Second Amendment and the other Loan Documents, as so amended, certified by the secretary to such Board of Managers as of the Second Amendment Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect; and

(h) a certificate duly executed by a Responsible Officer certifying that no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or after giving effect to this Second Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Second Amendment shall not become effective unless each of the foregoing conditions is satisfied at or prior to 5:00 p.m., New York City time, on May 19, 2004 and the amendments described herein shall not become effective.

SECTION 23. Representations and Warranties. To induce the Administrative Agent to enter into this Second Amendment and to induce the Lenders to consent thereto and the Tranche B Lenders to make the Tranche B Loans, the Borrower hereby represents and warrants to the Agents and all of the Lenders as of the Second Amendment Effective Date that:

(a) The Borrower has the power and authority, and the legal right, to enter into this Second Amendment and the Loan Documents, as amended by this Second Amendment to perform. The Borrower has taken all necessary limited partnership action to authorize the execution, delivery and performance of this Second Amendment and the performance of the Loan Documents, as so amended.

(b) No consent, approval or authorization of, filing, registration or qualification with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Second Amendment or with the performance, validity or enforceability of this Second Amendment or the Loan Documents, as amended by this Second Amendment.

(c) This Second Amendment has been duly executed and delivered on behalf of the Borrower.

(d) This Second Amendment and each Loan Document, as amended by this Second Amendment, constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) The execution, delivery and performance of this Second Amendment and the performance of the Loan Documents, as amended by this Second Amendment, does not and will not (i) violate or conflict with any Requirement of Law, any Transaction Document or any organizational or other governing document of the Borrower or any of its Subsidiaries, (ii)

violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under, any Contractual Obligation of the Borrower or any of its Subsidiaries which, in the case of any Subsidiaries, could, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in, or require the creation or imposition of any Lien upon, any Property of the Borrower or any of its Subsidiaries pursuant to any such Requirement of Law, any such Transaction Document, any such organizational or other governing document, or any such Contractual Obligation (other than the Liens created by the Security Documents) or (iv) result in the cancellation, modification, revocation or suspension of any License.

(f) Each of the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Loan Documents that is qualified by materiality is true and correct on and as of the Second Amendment Effective Date, after giving effect to the effectiveness of this Second Amendment, as if made on and as of such date, and each of the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Loan Documents that is not qualified by materiality is true and correct in all material respects on and as of the Second Amendment Effective Date, after giving effect to the effectiveness of this Second Amendment, as if made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date.

SECTION 24. Continuing Effect of the Credit Agreement. This Second Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with its terms.

SECTION 25. Counterparts. This Second Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 26. GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P. By: MAGELLAN MIDSTREAM MANAGEMENT, LLC, its general partner

By:
Name: Title:

LEHMAN BROTHERS INC., as Arranger

By:
Name: Title:

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By:
Name: Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name: Title:

SCHEDULE 1

TO SECOND AMENDMENT

SCHEDULE 1.1

ADJUSTMENTS TO CONSOLIDATED EBITDA

Consolidated EBITDA in any period shall be increased by each of the following:

(a) the amount of the general and administrative expenses of WEG and its Subsidiaries for such period paid by the Borrower during or with respect to such period in accordance with the terms of the New Omnibus Agreement that, in accordance with the terms of the New Omnibus Agreement, is not required to be reimbursed to the Borrower by WEG or its Subsidiaries, provided, that such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of WEG and its Subsidiaries was reduced for such period as a result of the inclusion of such amount of general and administrative expenses on the income statement of the WEG and its Subsidiaries for such period;

(b) the sum of (i) the amount of Implementation Costs (as defined in the Purchase Agreement) and, when added to all Implementation Costs previously incurred, not exceeding $5,000,000 in the aggregate, that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, are required to be borne by the Borrower or WEG and its Subsidiaries, and (ii) the amount of such Implementation Costs in excess of such $5,000,000 aggregate amount that are incurred during such period and that, in accordance with the terms of the Purchase Agreement, either (x) are not required to be borne by the Borrower or WEG and its Subsidiaries or (y) are reimbursed to the Borrower or WEG and its Subsidiaries, provided that in the case of this clause (ii) such increase in Consolidated EBITDA shall not exceed the amount by which Consolidated Net Income of WEG and its Subsidiaries was reduced for such period as a result of the inclusion of the Implementation Costs referred to in this clause (ii) on the income statement of WEG and its Subsidiaries for such period;

(c) with respect to any period encompassing the period in which the Acquisition occurs, the amount (if any) by which Consolidated Net Income of WEG and its Subsidiaries was reduced for such period as a result of the GAAP treatment of certain retiree healthcare (FAS 106), pension (FAS 87), and accrued paid-time off costs related to the employment by the Borrower and its affiliates of former employees of Williams Parent that were formerly involved, and that will continue to be involved, in providing services to WEG and its Subsidiaries; and

(d) with respect to any period encompassing the period in which the Acquisition occurs, the amount of expenses that are deemed to be incurred by WEG and its Subsidiaries during or with respect to such period as a result of the accelerated vesting of certain Phantom Units (as defined in the Purchase Agreement) as a result of the consummation of the Acquisition or events related to the consummation of the Acquisition; and

(e) with respect to any period commencing on or after April 1, 2004, Consolidated EBITDA shall be:

(i)	increased by the amount of all Indemnified Environmental Expenses (as defined below) accrued during such period to the extent, if any,

reflected as a charge to the statement of Consolidated Net Income for such period; and

(ii)	decreased by an amount equal to the amount, if any, by which all cash expenditures by WEG and its Subsidiaries for Indemnified Environmental Expenses (whenever accrued) during such period exceeds the sum of (x) all cash received by WEG and its Subsidiaries during such period in respect of the Indemnified Environmental Expenses, plus (y) all Carryover Indemnity Cash Receipts (as defined below)(without duplication of inclusion for the purposes of calculating Consolidated EBITDA for any other period).

For purposes of this Schedule 1.1:

“Indemnified Environmental Expenses” means environmental expenses covered by (i) Article IV of the New Omnibus Agreement, (ii) Section 8.2 of the Purchase Agreement, (iii) Section 10.1 of the Contribution Agreement, dated April 11, 2002, by and among WES, WNGL, and Williams GP and/or (iv) an agreement to be entered into after the date hereof for the release of certain indemnification obligations pursuant to which the Borrower and WEG receive payments from Williams Parent or any of its affiliates, as indemnification for Covered Environmental Losses (as defined in the New Omnibus Agreement) or environmental remediation obligations;

“Carryover Indemnity Cash Receipts” means, for any period, the aggregate amount, if any, by which all cash received by WEG and its Subsidiaries with respect to such period in respect of Indemnified Environmental Expenses exceeds cash expenditures by WEG and its Subsidiaries for Indemnified Environmental Expenses during such period;

For the avoidance of doubt, when calculating Consolidated EBITDA, no cash received by the WEG and its Subsidiaries during any period in respect of the Indemnified Environmental Expenses shall be reflected as income for the purposes of calculating Consolidated Net Income.

SCHEDULE 2

TO SECOND AMENDMENT

SCHEDULE 3.22

EXISTING INDEBTEDNESS

The following obligations for borrowed money:

1.	Credit Agreement, dated as of June 17, 2003, among Magellan Midstream Holdings, L.P. (f/k/a WEG Acquisitions, L.P.), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, Lehman Brothers Inc., as exclusive advisor, sole lead arranger and sole bookrunner, Lehman Commercial Paper Inc., as syndication agent and as administrative agent, as amended by the First Amendment thereto and the Second Amendment thereto, providing for $144,176,756.77 of Tranche B Loans.

2.	Credit Agreement, dated as of August 6, 2003, among Magellan Midstream Partners, L.P. (f/k/a Williams Energy Partners L.P.), the several lenders from time to time parties thereto, Lehman Brothers Inc., as sole advisor and sole bookrunner, Lehman Brothers Inc. and Bank of America Securities, LLC, as joint lead arrangers, Bank of America, N.A., as syndication agent, and Lehman Commercial Paper Inc., as administrative agent, as amended by the First Amendment thereto, providing for $85,000,000 of revolving loans and $90,000,000 of Tranche C Loans.

3.	Note Purchase Agreement, dated as of October 1, 2002, entered into by Magellan Pipe Line Company, LLC (f/k/a Williams Pipe Line Company, LLC), Magellan Midstream Partners, L.P. (f/k/a Williams Energy Partners L.P.), and Magellan GP LLC (f/k/a WEG GP LLC) providing for $540,000,000 of Floating Rate Series A Senior Secured Notes due October 7, 2007.

The following surety bonds:

BOND NO.	PRINCIPAL	OBLIGEE / DESCRIPTION	BOND AMOUNT	EFFECTIVE	EXPIRATION
104091297	MAGELLAN AMMONIA PIPELINE, L.P.	STATE OF TEXAS Blanket Performance Bond	$25,000.00	08/15/2003	12/12/2004
104155737	MAGELLAN PIPELINE COMPANY, LLC	STATE OF MISSOURI Terminal Operator	$500,000.00	08/15/2003	08/15/2004
104155738	MAGELLAN PIPELINE COMPANY, LLC	STATE OF MISSOURI Terminal Operator	$500,000.00	08/15/2003	08/15/2004
104155739	MAGELLAN PIPELINE COMPANY, LLC	STATE OF MISSOURI Terminal Operator	$500,000.00	08/15/2003	08/15/2004
104155745	MAGELLAN PIPELINE COMPANY, LLC	STATE OF OKLAHOMA AND THE OKLAHOMA TAX COMMISSION Motor Fuel Tax Bond	$500,000.00	09/01/2003	09/01/2004
104155746	MAGELLAN PIPELINE COMPANY, LLC	STATE OF TEXAS Blanket Performance Bond	$25,000.00	08/15/2003	12/12/2004
104155747	MAGELLAN PIPELINES HOLDINGS, L.P.	STATE OF TEXAS Blanket Performance Bond	$25,000.00	08/15/2003	12/12/2004
104155750	MAGELLAN TERMINALS HOLDINGS, L.P.	STATE OF MISSOURI Motor Fuel Tax Terminal Operator	$500,000.00	08/15/2003	08/15/2004
104155756	MAGELLAN TERMINALS HOLDINGS, L.P.	STATE OF TEXAS Fuels Tax Bond for Gasoline	$600,000.00	08/15/2003	08/15/2004

BOND NO.	PRINCIPAL	OBLIGEE / DESCRIPTION	BOND AMOUNT	EFFECTIVE	EXPIRATION
104155757	MAGELLAN TERMINALS HOLDINGS, L.P.	STATE OF TEXAS Motor Fuels Tax Bond for Diesel Fuel	$600,000.00	08/15/2003	08/15/2004
104155760	MAGELLAN TERMINALS HOLDINGS, L.P.	STATE OF TEXAS Blanket Performance Bond	$25,000.00	08/15/2003	12/12/2004
104180925	MAGELLAN TERMINALS HOLDINGS, L.P.	TEXAS COMMISSION ON ENVIRONMENTAL QUALITY Closure/Post Closure Bond	$521,676.00	01/08/2004	01/08/2005
104155748	MAGELLAN TERMINALS HOLDINGS, LP	COMMISSIONER OF REVENUE SERVICES OF THE STATE OF CONNECTICUT AND HIS SUCCESSORS IN OFFICE Diesel Fuel Distributor	$50,000.00	08/15/2003	08/15/2004
104155755	MAGELLAN TERMINALS HOLDINGS, LP	COMMISSIONER OF REVENUE, AND ALL SUCCESSORS IN OFFICE, STATE OF TENNESSEE Petroleum Products and Alternative Fuels Bond	$6,000.00	08/15/2003	08/15/2004
104155759	MAGELLAN TERMINALS HOLDINGS, LP	COMMONWEALTH OF VIRGINIA Fuels Tax Bond/Terminal Operator	$2,000,000.00	08/15/2003	08/15/2004
104180933	MAGELLAN TERMINALS HOLDINGS, LP	CITY OF NEW HAVEN Three New Petroleum Storage Terminals	$6,170.44	01/27/2004	01/27/2005
104155752	WILLIAMS NGL, LLC AND WILLIAMS OLP, LP PARTNERS OF WILLIAMS TERMINALS HOLDINGS LP	STATE OF NORTH CAROLINA Motor Fuels Liability Bond	$2,000,000.00	08/15/2003	08/15/2004
104091298	WILLIAMS PIPE LINE COMPANY	POLK COUNTY, IOWA, POLK COUNTY ENGINEER To Construct and maintain pipeline under county and public roads	$2,000.00	08/15/2003	08/15/2004
104091299	WILLIAMS PIPE LINE COMPANY	CITY OF CORALVILLE, IA Geoprobe Boring	$10,000.00	08/15/2003	08/15/2004
104091300	WILLIAMS PIPE LINE COMPANY	COUNTY OF COOK Highway Permit Bond	$25,000.00	08/15/2003	08/15/2004
104091301	WILLIAMS PIPE LINE COMPANY	CHARLES HOKE, FREDA GODBEY AND WILLIAM GODBEY Performance Bond to complete remediation set forth in the Stipulated Order.	$1,000,000.00	08/15/2003	08/15/2004
104091302	WILLIAMS PIPE LINE COMPANY	STATE OF KANSAS Motor Vehicle Distributor’s Bond	$1,000.00	08/15/2003	08/15/2004
104091304	WILLIAMS PIPE LINE COMPANY	CITY OF LENEXA Street/Public Right-of-Way Excavation Maintenance Bond	$10,000.00	08/15/2003	08/15/2004
104091305	WILLIAMS PIPE LINE COMPANY	STATE OF MINNESOTA Right of Way Permit	$20,000.00	08/15/2003	08/15/2004
104091306	WILLIAMS PIPE LINE COMPANY	TOWN OF EAGAN, DAKOTA COUNTY, MINNESOTALay an underground pipeline across certain Town roads and to operate and maintain same upon the terms and conditioning set forth in Ordinance No. 23 of the Town of Eagan, adopted on August 20, 1968	$10,000.00	08/15/2003	08/15/2004

BOND NO.	PRINCIPAL	OBLIGEE / DESCRIPTION	BOND AMOUNT	EFFECTIVE	EXPIRATION
104155730	WILLIAMS PIPE LINE COMPANY	STATE OF MINNESOTA AND THE COMMISSIONER OF TRANSPORTATION Monitoring Well Permit-Within the Right of Way of Truck Highway No. 68 located 1/4 mile NW if Junction 68 & US Hwy 169 in Blue Earth County	$12,500.00	08/15/2003	08/15/2004
104155732	WILLIAMS PIPE LINE COMPANY	ST. CHARLES COUNTY MISSOURI Construct, operate and maintain a pipeline within certain rights-of-way of St. Charles County, Missouri	$5,000.00	08/15/2003	08/15/2004
104155733	WILLIAMS PIPE LINE COMPANY	MISSOURI HIGHWAY AND TRANSPORTATION COMMISSION Performance bond to construct facilities on or across certain state highways in Missouri.	$1,000.00	08/15/2003	08/15/2004
104155736	WILLIAMS PIPE LINE COMPANY	COUNTY COURT OF CLAY COUNTY, MISSOURI Excavation Permit	$500.00	08/15/2003	08/15/2004
104155740	WILLIAMS PIPE LINE COMPANY	STATE OF MISSOURI Terminal Operator	$500,000.00	08/15/2003	08/15/2004
104155741	WILLIAMS PIPE LINE COMPANY	CITY OF OMAHA NEBRASKA, PERMITS AND INSPECTION DIVISION To construct, lay, maintain, operate, alter, repair or remove pipe lines in, under or across the streets of said City. (File 2:2)	$5,000.00	08/15/2003	08/15/2004
104155742	WILLIAMS PIPE LINE COMPANY	COUNTY OF OTOE Pipeline Permit Bond	$2,500.00	08/15/2003	08/15/2004
104155743	WILLIAMS PIPE LINE COMPANY	CITY OF OMAHA NEBRASKA, PERMITS AND INSPECTION DIVISION Use Certain parts of streets and alleys for the construction, laying, maintenance, operation, alteration, repair and removal of a pipeline for transportation of petroleum products under such streets and alleys (File No. 462 TSF)	$10,000.00	08/15/2003	08/15/2004
104155744	WILLIAMS PIPE LINE COMPANY	THE CITY OF LINCOLN, NEBRASKA Bond of Occupier of Public Space, Tract 065-25LA-3	$5,000.00	08/15/2003	08/15/2004

104155763	WILLIAMS PIPE LINE COMPANY, LLC	PEOPLE OF KANKAKEE COUNTY IL Individual Highway Permit Bond	$5,000.00	08/27/2003	08/27/2004
104155766	WILLIAMS PIPE LINE COMPANY, LLC	ESSEX TOWNSHIP HIGHWAY COMMISSION Individual Highway Permit Bond	$5,000.00	09/09/2003	09/09/2004
104155731	WILLIAMS PIPELINE COMPANY, LLC	CITY OF BURNSVILLE, MINNESOTA Maintenance Digs within Road (Right of Way)	$2,000.00	08/15/2003	08/15/2004
104155751	WILLIAMS TERMINALS HOLDINGS LP	STATE OF MISSISSIPPI Petroleum Tax Surety Bond	$25,000.00	08/15/2003	08/15/2004
104155754	WILLIAMS TERMINALS HOLDINGS LP	SOUTH CAROLINA DEPARTMENT OF REVENUE FOR AND BEHALF OF THE STATE OF SOUTH CAROLINA State Motor Fuel Tax Bond	$6,000.00	08/15/2003	08/15/2004
104155749	WILLIAMS TERMINALS HOLDINGS, LP	COMMISSIONER OF REVENUE SERVICES OF THE STATE OF CONNECTICUT AND HIS SUCCESSORS IN OFFICE Motor Fuel Distributor	$100,000.00	08/15/2003	08/15/2004
104155758	WILLIAMS TERMINALS HOLDINGS, LP	HARRIS COUNTY Bond Covering Pipelines, Mains, Conduits, Cables and other Facilities in, under, across, or along Harris County Roads	$22,864.00	08/15/2003	08/15/2004
			$10,169,210.44

EXHIBIT A

TO SECOND AMENDMENT

FORM OF TRANCHE B LENDER ADDENDUM

May 19, 2004

Reference is made to the Credit Agreement, dated as of June 17, 2003 (as amended by the First Amendment thereto, dated as of December 22, 2003 (the “First Amendment”) and the Second Amendment thereto, dated as of May 19, 2004 (the “Second Amendment”), and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Magellan Midstream Holdings, L.P. (f/k/a WEG Acquisitions, L.P.), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as Arranger, and Lehman Commercial Paper Inc., as Syndication Agent and Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Tranche B Lender Addendum by the parties hereto as provided in Section 22(c) of the Second Amendment, the undersigned hereby becomes a Tranche B Lender under the Credit Agreement having the Tranche B Commitments set forth in Schedule 1 hereto, effective as of the Second Amendment Effective Date.

Schedule 1 hereto sets forth the portion, if any, of the undersigned’s Tranche B Commitment that the undersigned wishes to satisfy by converting to Tranche B Loans an equivalent portion of the undersigned’s outstanding Existing Loans.

THIS TRANCHE B LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Tranche B Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Tranche B Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

Name of Lender

By:
Name: Title:

Accepted and agreed:

MAGELLAN MIDSTREAM HOLDINGS, L.P. By: MAGELLAN MIDSTREAM MANAGEMENT, LLC, its general partner

By:
Name: Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:
Name: Title:

Schedule 1

TRANCHE B COMMITMENT [AND NOTICE ADDRESS] 1

1.	Name of Lender: [Notice Address:

Attention:
Telephone:
Facsimile: ]

2.	Tranche B Commitment: $

3.	Portion of Existing Loans to be converted to Tranche B Loans: $

[1]	[If a new Lender]

EXHIBIT B

TO SECOND AMENDMENT

EXHIBIT C

TO SECOND AMENDMENT

EXHIBIT D-1

TO SECOND AMENDMENT

EXHIBIT D-2

TO SECOND AMENDMENT